Exhibit 99.1

Quantum Continues to Strengthen its Leadership Team With Appointment of Former NVIDIA Executive Brian Cabrera as General Counsel and Chief Compliance Officer

Seasoned software and technology industry executive and former Assistant United States Attorney brings over 25 years of legal experience

SAN JOSE, Calif. , April 19, 2021 /PRNewswire/ -- Quantum Corporation (NASDAQ: QMCO) announced today that Brian Cabrera has joined the company's executive leadership team as General Counsel and Chief Compliance Officer. Cabrera has extensive experience in the legal and regulatory field, both as a senior tech industry executive at NVIDIA and multiple software companies, and as a former Assistant United States Attorney (AUSA) in the Criminal Division of the Northern California federal prosecutor's office.

"Brian's extensive legal experience in the software and technology industry will be instrumental as Quantum continues its transition to software-defined solutions for storing and managing video and unstructured data," said Jamie Lerner , President and CEO of Quantum.

Cabrera brings more than 25 years of legal experience to Quantum. Prior to his appointment as AUSA, he was Senior Vice President & General Counsel for NVIDIA, a leader in semiconductors for graphics, autonomous driving, and artificial intelligence. While at NVIDIA, Cabrera helped the company grow from a market valuation of $15 billion to over $100 billion . He was responsible for a global team of 150 staff, handling legal, compliance, cyber-security, physical security, as well as government and regulatory matters. Prior to NVIDIA, he held various legal roles at software and other technology companies including Synopsys, Inc., Callidus Software, PeopleSoft, Inc., Netscape Communications, and Silicon Graphics.

"I am very excited to join Jamie and the rest of the executive leadership team at Quantum as they continue to build leading platforms supporting the large and growing video and unstructured data market," said Cabrera. "I look forward to contributing to the company's future growth and success."

Cabrera is a member of the Congressional Hispanic Caucus Institute Advisory Committee as well as President and Executive Committee member of the Law Foundation of Silicon Valley. He is a Senior Fellow with the American Leadership Forum - Silicon Valley and has been a guest lecturer at Stanford Law School as well as a member of the Dean's Committee on Legal Education at USC Gould School of Law.

During his career, he has been honored with a Legend in Law award as one of the nation's top 10 general counsel by The Burton Awards, held in association with the Library of Congress and co-sponsored by the American Bar Association. In addition, he has been named one of the Top 25 Leading General Counsel in California by The Daily Journal and has been recognized by the Law Foundation of Silicon Valley with its Innovation Award. The National Law Journal has described Cabrera as a "top-notch innovator."

About Quantum

Quantum technology and services help customers capture, create and share digital content – and preserve and protect it for decades. With solutions built for every stage of the data lifecycle, Quantum's platforms provide the fastest performance for high-resolution video, images, and industrial IoT. That's why the world's leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum. Quantum is listed on Nasdaq (QMCO) and was added to the Russell 2000® Index in 2020. For more information visit www.quantum.com .

Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

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